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                                                             EXHIBIT (a)(1)(vii)

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is being made solely by the Offer to Purchase dated May 30, 2002, and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by any applicable law. If Purchaser becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto, is prohibited by applicable law, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       AND
         ALL OUTSTANDING SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                        BEI MEDICAL SYSTEMS COMPANY, INC.

                                       AT

                          $6.8426 NET PER COMMON SHARE

                         $13.6852 NET PER SERIES A SHARE

                                       BY

                           BROADWAY ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                          BOSTON SCIENTIFIC CORPORATION

         BROADWAY ACQUISITION CORP., a Delaware corporation ("Purchaser"), and a wholly owned subsidiary of Boston Scientific Corporation, a Delaware corporation ("Parent"), is offering to purchase all the issued and outstanding shares of common stock, par value $0.001 per share (the "Common Shares"), including the associated preferred share purchase rights, and all of the outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Shares" and together with the Common Shares, the "Shares"), of BEI Medical Systems Company, Inc., a Delaware corporation ("BEI"), at a purchase price of $6.8426 per share of Common Stock and $13.6852 per share of Preferred Stock, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). Following the Offer, Purchaser intends to effect the Merger described below.

         THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 26, 2002, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES OWNED BY BSC, IF ANY, SHALL CONSTITUTE (a) A MAJORITY OF THE THEN OUTSTANDING COMMON SHARES (INCLUDING, WITHOUT LIMITATION, ALL COMMON SHARES ISSUABLE UPON THE CONVERSION OF THE SERIES A SHARES OR UPON THE

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CONVERSION OR EXERCISE OF ANY OPTIONS, WARRANTS, RIGHTS OR OTHER CONVERTIBLE
SECURITIES), OR SUCH HIGHER PERCENTAGE OF SUCH CLASS OF SECURITIES AS MAY BE REQUIRED TO APPROVE THE MERGER PURSUANT TO THE RESTATED CERTIFICATE OF INCORPORATION OF BEI, AS AMENDED FROM TIME TO TIME, OR APPLICABLE LAW, AND
(b) A MAJORITY OF THE OUTSTANDING SERIES A SHARES, OR SUCH HIGHER PERCENTAGE OF SUCH CLASS OF SECURITIES AS MAY BE REQUIRED TO APPROVE THE MERGER PURSUANT TO THE RESTATED CERTIFICATE OF INCORPORATION OF BEI, AS AMENDED FROM TIME TO TIME, OR APPLICABLE LAW, (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 13, 2002 (the "Merger Agreement"), among Parent, Purchaser and BEI. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into BEI (the "Merger"). As a result of the Merger, BEI will continue as the surviving corporation (the "Surviving Corporation"), and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of BEI and other than Shares held by holders of Shares who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive $6.8426 per Common Share and $13.6852 per Series A Share, in cash, or any higher price that may be paid per Share in the Offer, without interest. Holders of Shares who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. For more details, please see Section 11 of the Offer to Purchase. The Merger Agreement is more fully described in Section 10 of the Offer to Purchase. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in
Section 5 of the Offer to Purchase.

         THE BOARD OF DIRECTORS OF BEI HAS UNANIMOUSLY (i) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN), AND THE TRANSACTIONS CONTEMPLATED BY THE STOCKHOLDERS AGREEMENT (AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF THE SHARES, (ii) APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND (iii) RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER AND, IF APPLICABLE, VOTE THEIR SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to The Bank of New York (the "Depositary"), of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering holders of Shares for the purpose of receiving payments from Purchaser and transmitting such payments to tendering holders of Shares whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required



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signature guarantees or an Agent's Message (as defined in Section 2 of the Offer to Purchase), in connection with the book-entry transfer, and (iii) any other documents required under the Letter of Transmittal.

         Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any condition specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. If certain of the conditions to the Offer shall not have been satisfied, and in Parent's sole judgment are reasonably capable of being satisfied within 30 days, Parent will, at the request of BEI, extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied within such 30 day period in Parent and Purchaser's sole judgment. In no event will Purchaser be required to extend the Offer beyond December 31, 2002. Following satisfaction or waiver of all the conditions to the Offer and the acceptance of and payment for all the Shares tendered during the offering period, Purchaser may elect to provide a subsequent offering period. This would allow Purchaser to accept additional Shares that were not tendered prior to the expiration of the Offer. During a subsequent offering period, Shares already tendered may not be withdrawn.

         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 28, 2002. For the withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.

         The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         BEI has provided Purchaser with BEI's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of BEI, for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser or the Information Agent to record holders of Shares whose names appear on BEI's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

       THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE
                           WITH RESPECT TO THE OFFER.




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         Questions or requests for assistance may be directed to the Information
Agent at the address and telephone number listed below. Additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from the Information Agent. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                              D.F. KING & CO., INC.
                                 77 WATER STREET
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT: (212) 269-5550
                    ALL OTHERS CALL TOLL-FREE: (800) 848-3402

May 30, 2002